March 30, 2005

Mr. Christopher S. Alexander

President and Chief Executive Officer

HYPERCOM CORPORATION 2851 W. Kathleen Road Phoenix, Arizona 85053 Re:	Amended Employment Agreement

Dear Chris:

Upon execution by you, this letter will constitute the first amendment to that employment agreement dated February 4, 2004 between Hypercom Corporation (the “Company”) and you (the “Agreement”) (this amendment, the “Amendment”). Unless otherwise superseded by this Amendment, the terms of the Agreement will remain in full force and effect until the expiration of this Amendment.

I. Paragraph 1 of the Agreement is deleted in its entirety and replaced with the following:

1.	Term. This Agreement will be effective as of 12:00 noon on March 31, 2005 and will terminate after the close of business on March 31, 2007.

II. Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following:

2.	Positions with the Company. Effective as of 12:00 noon on March 31, 2005, this letter confirms your resignation from the positions of President, Chief Executive Officer and Chairman of the Board of Directors of the Company and each of its subsidiaries and affiliates. During the term of this Agreement, you will remain employed with the Company in the following capacities:

(a)	Special Assistant to the Board and CEO. You will serve as the special assistant (“Special Assistant”) to the Company’s Board of Directors and Chief Executive Officer (“CEO”) and you will faithfully and diligently perform all duties commensurate with this position, as such duties may be defined from time to time by either the Chairman of the Board of Directors of the Company (“Chairman”) or the CEO. You will report directly and exclusively to the Chairman and the CEO. Except as directed in writing by the Chairman or CEO and subject to those other limitations imposed on you by the Chairman or CEO pursuant to this subparagraph (a), you agree that in your capacity as Special Assistant to the Board and CEO:

(1)	Except as necessary to fulfill your obligations as a director as provided for in Paragraph 2(b) below, all contact with the Company and any work performed for or on behalf of the Company must be obtained, discussed, delivered and communicated exclusively with and through either the Chairman or the CEO.

(2)	You cannot hold yourself out as an officer of the Company, nor bind or obligate the Company in any manner whatsoever.

(3)	You cannot speak with stock or other analysts, shareholders, suppliers, customers or other third parties in relation to Company (other than shareholders who are family or friends, as to which you may discuss non-confidential information in the ordinary course).

(4)	You may pursue other employment, provided, however, that any such other employment or pursuit of employment cannot be adverse to the Company’s interests and cannot interfere with your obligation to fulfill your duties with the Company.

(5)	It is not anticipated that you will participate in the search process for either a new Chief Executive Officer or Chief Financial Officer of the Company, although you will have the opportunity to meet with candidates, cast your vote for or against candidates and discharge those other duties imposed upon you by law in your capacity as a director, as provided for below.

(b)	Director. You may continue to provide services to the Company in your capacity as director, provided, however, that you agree that you will, without further action, be deemed to have resigned as a director of the Company (and each of its affiliates and subsidiaries) at the request of a majority of the Board (except you).

III. Paragraph 3 of the Agreement is deleted in its entirety and replaced with the following:

3.	Compensation. You will receive the following compensation for those services provided for in this Agreement:

(a)	You will receive an annualized salary of $450,000 per year, paid in equal installments in accordance with the Company’s salary payment policies as in effect from time to time.

(b)	You will be able to retain any stock options granted to you, subject to the terms and conditions thereof and of applicable Company plans, provided, however, that you hereby forfeit all your unvested options, other unvested awards of stock (including your restricted stock), and any and all other forms of incentive compensation as of the effective date of this Agreement.

(c)	You will not participate in any bonus, option, restricted stock or other incentive plan.

(d)	You may participate in any 401(k) plan, stock purchase plan, medical plan and/or other group benefit plans, either currently in effect or as may be established from time to time by the Board, for which you as an employee of the Company are, and remain, eligible to participate. (You acknowledge that you will not be entitled to any benefits under any discretionary plan unless actually provided to you in accordance with such plan).

(e)	You will be permitted to take vacations and sick leave, in accordance with the Company’s policies and procedures as in effect for employees of the Company.

(f)	You recognize and agree that, as of March 31, 2005, the Company’s obligations to reimburse membership dues, fees and expenses, including without limitation your golf club membership will terminate, except as contemplated in Paragraph 4.

(g)	You recognize and agree that at the end of the term of this Agreement, you will not be entitled to any further compensation from the Company, except as may be required by law or pursuant to the provisions of an applicable Company benefit plan. Nothing herein shall limit the Company’s ability to terminate you for cause, without cause, or upon death or disability as more fully provided in your February 4, 2004 employment agreement, as modified hereby.

IV. Paragraph 4 is deleted in its entirety and replaced with the following:

4.	Business Expenses. The Company will pay or reimburse you for all ordinary and necessary business expenses incurred or paid by you in furtherance of the Company’s business, in accordance with the Company’s policies and procedures, and subject to the prior approval of the Chairman or CEO.

V.	Paragraph 6 is amended by deleting the phrase “for reasons other than those set forth in Paragraph 9 below.”

VI. Paragraph 7(c) is deleted in its entirety.

VII. Paragraph 8 is deleted in its entirety and replaced with the following:

8.	Termination by the Company other than for Cause. If the Company terminates you without Cause, you will be paid the balance of the compensation due to you under Paragraph 3, through March 31, 2007, in equal installments in accordance with our salary payment policy then in effect.

VIII. Paragraph 9 is deleted in its entirety.

IX. The following additional paragraphs are added after Paragraph 16 of the Agreement:

17.	Deferred Compensation Payout. Subject to applicable law and regulations, the terms of that deferred compensation agreement between the Company and you, effective July 1, 2002 and amended on May 16, 2004, are amended, such that effective April 1, 2005, any amounts that you have deferred or continue to defer will not earn any interest.

18.	Retention of Documents. You agree to abide by all Company policies and federal or state laws governing the retention of records, documents and any and all work product and information as each relates to Company business and potential or pending litigation.

19.	No Disparagement or Discussion. You agree that as part of the consideration for this Agreement, you will not make disparaging or derogatory remarks, whether oral or written, about the Company or any of its past, present, or future officers, directors, employees, agents, customers or suppliers. You also agree that you may not characterize your resignation as an officer (and director, when this occurs) other than as a voluntary retirement or resignation and without further detail or embellishment.

20. Use and Return of Company Property.

(a)	During the term of your relationship with the Company and unless and until requested otherwise by either the Chairman or the CEO, you may have access to the Company’s Atlanta office for any work performed for the Company, which access shall include office space and equipment. In addition, you will be provided with a laptop computer to use in your capacity as Special Assistant to the Company. You may retain this laptop as your property after the term of this Agreement. The Company agrees to load onto this laptop a mirror copy of the drive or drives on the laptop currently used by you in your employment. At the termination of your employment, all information contained in the laptop regarding the Company must be returned to the Company and any copies in your possession destroyed.

(b)	On or around March 31, 2005, you agree to return to the Company any and all Company property, including without limitation, your Company credit cards, security badges and access cards, keys, all computing devices, including your Blackberry and laptop computer, provided, however, that you may keep your cellular phone at your own expense, and your laptop computer as described above. You also acknowledge and agree that you will be removed from the Company’s email system, effective March 31, 2005. You will turn in all requests for reimbursement of business expenses for the period ending March 31, 2005 by the close of business on such date, except for expenses related to your month end trip, which will be submitted by April 15, 2005.

21. Release and Covenant Not to Sue.

(a)	Each party hereby forever releases, discharges, cancels, waives, and acquits the other party and its or his representatives (which shall include, as applicable, spouse, heirs, executors, administrators, successors, assigns, affiliates, subsidiaries, corporate parents, agents, directors, officers, owners, attorneys) of and from any and all rights, claims, demands, causes of action, obligations, damages, penalties, fees, costs, expenses, and liability of any nature whatsoever, whether in law or equity, which a party has, had or may hereafter have against it arising out of, or by reason of, any cause or matter, existing as of the date of execution of this Agreement, WHETHER KNOWN TO THE PARTY AT THE TIME OF EXECUTION OF THIS AGREEMENT OR NOT, other than for breach of this Agreement.

(b)	This FULL WAIVER OF ALL CLAIMS includes, without limitation, attorney’s fees, any claims, demands, or causes of action arising out of, or relating in any manner whatsoever to, your employment and/or retirement from employment from Company, such as, BUT NOT LIMITED TO, any charge, claim, lawsuit or other proceeding arising under the Civil Rights Act of 1866, 1964, 1991, Title VII as amended by the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act (ADEA), the Labor Management Relations Act (LMRA), the Employee Retirement Income Security Act (ERISA), the Consolidated Omnibus Budget Reconciliation Act, the Fair Labor Standards Act (FLSA), the Equal Pay Act, the Rehabilitation Act of 1973, and the Family and Medical Leave Act of 1993, worker’s compensation laws, or any other federal, state, or local statute, or any contract, agreement, plan or policy.

(c)	Each party further covenants and agrees not to institute, nor cause to be instituted, any legal proceeding, including filing any claim or complaint with any government agency alleging any violation of law or public policy or seeking worker’s compensation, against the other party (or any of its representatives) premised upon any legal theory or claim whatsoever, including without limitation, contract, tort, wrongful discharge, personal injury, interference with contract, breach of contract, defamation, negligence, infliction of emotional distress, fraud, or deceit, except to enforce the terms of this Agreement.

(d)	Each party acknowledges that the considerations afforded the party under this Agreement are in full and complete satisfaction of any claims a party may have or had to the date hereof, including any arising out of your employment with the Company or retirement therefrom.

(e)	The foregoing shall not apply to any conduct that constituted fraud, involved an intentional or reckless misstatement or omission, or was not performed in good faith and in (or at least not opposed to) the best interests of the Company.

(f)	Nothing herein shall limit or modify the Company’s obligations to indemnify you and advance expenses to you, as more fully provided in the Company’s certificate of incorporation and bylaws.

22.	Time Period of Considering or Canceling This Agreement. You acknowledge that you have been offered a period of time of at least twenty-one (21) days to consider whether to sign this Agreement, which you have waived, and the Company agrees that you may cancel this Agreement at any time during the seven (7) days following the date on which this Agreement has been signed by all parties to this Agreement. In order to cancel or revoke this Agreement, you must deliver to the Company c/o Hypercom Corporation, Attn: General Counsel, 2851 W. Kathleen Road, Phoenix, Arizona 85053, written notice stating that you are canceling or revoking this Agreement. If this Agreement is timely cancelled or revoked, none of the provisions of this Agreement shall be effective or enforceable and the Company shall not be obligated to make the payments to you or to provide you with the other benefits described in this Agreement.

23.	Legal Counsel. You acknowledge that (a) Snell & Wilmer LLP is counsel to the Company, (b) you have consulted with or have had the opportunity to consult with independent counsel of your own choice concerning this Agreement, and (c) you have read and understand this Agreement, are fully aware of its legal effect, and have entered into it freely based on your own judgment and not on any representations or promises other than those contained in this Agreement.

Very truly yours,

/s/ William Keiper

William Keiper Chairman of the Board and Interim President and Chief Executive Officer

ACCEPTED:

/s/ C.S. Alexander
Christopher S. Alexander

Date: March 30, 2005